Exhibit 99.1

OMI Corporation Announces Director Resignation

    STAMFORD, Conn.--(BUSINESS WIRE)--March 23, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that G. Allen Brooks, who was recently elected to OMI's Board of Directors, has accepted a position with an investment firm in Houston. In order to avoid any potential future conflict of interest, Mr. Brooks has resigned from his position as director.
    Craig H. Stevenson, Jr., Chief Executive Officer and Chairman of the Board of Directors commented "We are sorry to be losing Allen, who is both knowledgeable and capable in the oil business, but we appreciate that it is not in anyone's interest to worry about future conflicts of interest. We wish Allen well in his new endeavor."

    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 42 vessels, consisting of 15 Suezmaxes and 27 product carriers, aggregating approximately 3.6 million deadweight tons ("dwt"). OMI has on order eight 37,000 and 47,000 dwt product carriers and has agreed to time charter two new Suezmaxes for seven year terms. The Suezmaxes and three product carriers are scheduled to be delivered in 2005 and the remaining five product carriers are scheduled to be delivered in 2006.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789